UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

September 13, 2005

WORLD HEALTH ALTERNATIVES, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	0-51001	04-3613924
(State of or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Penn Center Blvd., Suite 111

Pittsburgh, PA 15235

(Address of Principal Executive Offices / Zip Code)

(412) 829-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On September 8, 2005, World Health Alternatives, Inc. (the “Company”) engaged the management consulting firm of Alvarez & Marsal, LLC (“A&M”) to work closely with the Company’s board of directors and management team to evaluate the business plan and strategic capital structure of the Company. In connection with such engagement, the Company and A&M entered into an Engagement Letter Agreement (the “Letter Agreement”), pursuant to which A&M agreed to make available to the Company the services of Scott Phillips, a managing director of A&M, which services will include serving as Chief Restructuring Officer of the Company, and the services of Dr. David Friend, also a managing director of A&M, who will act as an Executive Officer of the Company.

Under the terms of the Letter Agreement, the Company will pay $125,000 per month to A&M for the services of Mr. Phillips, Dr. Friend and any other A&M personnel necessary to perform A&M’s duties under the Letter Agreement. The Company will also provide A&M an incentive fee, which has not yet been established, as well as reimburse A&M for certain reasonable out-of-pocket expenses. The Letter Agreement may be terminated by either party without cause upon thirty days’ prior written notice.

The Company agreed to indemnify Mr. Phillips and Dr. Friend to the same extent as the most favorable indemnification it extends to any of its officers or directors. On September 8, 2005, the Company and A&M entered into an Indemnification Agreement (the “Indemnification Agreement”), pursuant to which the Company agreed to indemnify A&M and its agents against losses in connection with A&M’s performance under the Letter Agreement.

ITEM 5.02. Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers.

Effective September 8, 2005, Scott Phillips was appointed Chief Restructuring Officer of the Company, and Dr. David Friend was appointed as an executive officer, each to serve on an interim basis. Certain information regarding Mr. Phillips and Dr. Friend follows.

Scott Phillips, age 56, became a Managing Director of A&M in October 2004. Mr. Phillips has worked in a variety of management and advisory services roles in several industries, most recently, from April 2005 until the present, as CEO of HealthEssentials Solutions, Inc., a health services provider with operations in fifteen states. From January 1996 to May 1998 and from October 2001 to December 2004, Mr. Phillips was President and CEO of Healthcare Management Partners, Inc., a consulting firm providing strategic and business consulting services to investor owned and not-for-profit healthcare provider organizations. From May 1998 until October 2001, Mr. Phillips served as President and CEO of Southern Chester County Medical Center, a community hospital and continuing care retirement community.

Dr. Friend is currently a Managing Director at A&M where he has served in that position since 2005. From 1995 to 2004, Dr. Friend was a member of the management committee and Vice President at Watson Wyatt Worldwide (NYSE:WW) where he held several management positions, including Global Practice Director for Healthcare and U.S. Eastern Division Manager. From 1997 to 2001, Dr. Friend was a member of the Board of Directors of Watson Wyatt Worldwide and served as a member of the Executive Committee as well as Chairman of the Finance Committee. Dr. Friend is currently on the Board of Directors of the University of Connecticut School of Medicine, having been appointed in 2002, and serves on the Executive, Finance and Audit Committees as well as the chair of the Clinical Affairs Committee. Dr. Friend holds a BA from Brandeis University, an MBA from The Wharton School of The University of Pennsylvania, and an MD form the University of Connecticut School of Medicine.

Item. 8.01 Other Events

The Company is aware that the Securities and Exchange Commission is conducting a formal investigation involving the Company. The Company is cooperating fully with that investigation.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1	Letter Agreement between World Health Alternatives, Inc. and Alvarez & Marsal, LLC.

10.2	Indemnification Agreement between World Health Alternatives, Inc. and Alvarez & Marsal, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORLD HEALTH ALTERNATIVES, INC.

By:	/s/ John Sercu
John Sercu
Acting President and
Chief Executive Officer

Date: September 13, 2005